Exhibit 99.1

Investor Contact:	Laura Graves
Polycom, Inc.
+1.408.586.4271
laura.graves@polycom.com

Press Contact:	Shawn Dainas
Polycom, Inc.
+1.408.586.3768
shawn.dainas@polycom.com

Polycom Names Kevin Parker as New Chairman of the Board

Scott Mercer Appointed Audit Committee Chairman

SAN JOSE, Calif. – May 16, 2013 – Polycom, Inc. (Nasdaq: PLCM), the global leader in open, standards-based unified communications and collaboration (UC&C), today announced that its Board of Directors has named Kevin Parker as Chairman of the Board effective May 16, 2013. Polycom’s prior Chairman of the Board, David DeWalt, has resigned in order to avoid any potential auditor independence conflict relating to Polycom’s independent registered public accounting firm. Mr. DeWalt is affiliated with another company that may potentially enter into a commercial relationship with this public accounting firm.

Mr. Parker brings extensive experience to the role of Chairman of the Board, including over twenty years of executive level operational experience in enterprise software and services. Mr. Parker has served as an independent Director of Polycom’s Board of Directors and Chairman of the Audit Committee since 2005. Mr. Parker was Chairman, President and Chief Executive Officer of Deltek, Inc., a provider of enterprise software applications, from 2005-2012, and Chief Financial Officer of PeopleSoft, Inc. from 2000-2004.

“I look forward to working closely with President and CEO Andy Miller, the Board, and the management team as we continue the Company’s focus on innovation and growth,” said Mr. Parker. “Polycom is the global leader in open, standards-based unified communication and collaboration solutions, boasting a newly refreshed product line and a strong balance sheet.”

“I have great admiration for Andy Miller and the entire Polycom team. Polycom has an exciting future and clear strategy for continued success, and I have the utmost confidence in the company and its plans for the future,” said Mr. DeWalt.

“On behalf of the Board of Directors and the entire company, I would like to thank Dave for his eight years of leadership and service in support of Polycom,” said Andrew M. Miller, President and CEO. “Polycom recently posted a solid first quarter, and we have an excellent foundation for growth based on our new product and services portfolio.”

The Board has also named Scott Mercer to succeed Kevin Parker as Chair of Polycom’s Audit Committee. Mr. Mercer has served as an independent Director of Polycom and as a member of the Audit Committee since 2007. Mr. Mercer is an Audit Committee Financial Expert and has nearly thirty years of technology industry experience in executive level financial and operational roles, including as Chairman and CEO of Conexant Systems, Inc., CFO of Western Digital Corporation and CFO of Teralogic, Inc.

Polycom will file a supplement to its Proxy Statement for its 2013 Annual Meeting of Stockholders, filed April 19, 2013, to reflect these changes to the Board composition. The Board is also initiating a search for a new independent director.

About Polycom

Polycom is the global leader in open, standards-based unified communications and collaboration (UC&C) solutions for voice and video collaboration, trusted by more than 415,000 customers around the world. Polycom solutions are powered by the Polycom® RealPresence® Platform, comprehensive software infrastructure and rich APIs that interoperate with the broadest set of communication, business, mobile and cloud applications and devices to deliver secure face-to-face video collaboration in any environment. Polycom and its ecosystem of over 7,000 partners provide truly unified communications solutions that deliver the best user experience, highest multi-vendor interoperability, and lowest TCO. Visit www.polycom.com or connect with us on Twitter, Facebook, and LinkedIn to learn how we’re pushing the greatness of human collaboration forward.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding future events, future demand for our products, and the future performance of the Company, including statements regarding continuing the Company’s focus on innovation and growth, the Company’s future plans and success, and the Company’s foundation for growth. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of competition on our product sales and for our customers and partners; the impact of increased competition due to consolidation in our industry or competition from companies that are larger or that have greater resources than we do; potential fluctuations in results and future growth rates; risks associated with global economic conditions and external market factors; the market acceptance of our products and changing market demands, including demands for differing technologies or product and services offerings; our ability to successfully integrate our acquisitions into our business; possible delays in the development, availability and shipment of new products due to engineering, manufacturing or other delays; increasing costs and differing uses of capital; changes in key personnel that may cause disruption to the business; the impact of restructuring actions; and the impact of global conflicts that may adversely impact our business. Many of these risks and uncertainties are discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and in other reports filed by Polycom with the Securities and Exchange Commission. Polycom disclaims any intent or obligation to update these forward-looking statements.

2013 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom logo, and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.